Exhibit 10(l)

Robert J. Angerer, Sr.

Post Office Box 1154 Dickinson, North Dakota 58602 701-483-5982	Post Office Box 10468 Tallahassee, Florida 32302 850-576-5982

January 14, 2010

Phillip W. Ware
President
Coastal Caribbean Oils & Minerals, LTD
Coastal Petroleum Company
Post Office Box 609
Apalachicola, Florida 32329

        Re: Letter of Intent for Capitalization of Coastal
and CCO by Robert J. Angerer, Sr.

Dear Phil,

I have worked with brokers and other persons to try to arrange the funding of Coastal Petroleum Company (Coastal) and Coastal Caribbean Oil & Minerals, LTD (CCO) for more than twelve months. There is no assurance of any funding at this point and Coastal and CCO are in dire need of capitalization. One law suit has been filed and several creditors are on the verge of filing suit. Our auditors and attorneys are not able to continue without their independence being challenged unless their fees in arrears are paid. I am willing to make an arrangement that will infuse capital and lessen the balance sheet obligations. I will summarize the terms of this letter of intent for the capitalization Coastal and CCO by me as an individual.

A.           I will provide the following considerations to Coastal and CCO:

1.	$300,000 to CCO, $290,000 of which is in cash and $10,000 in exchange for the recent short term advance of $10,000 to Coastal.

2.	One half of the outstanding fees to Angerer & Angerer, in the amount of $150,000.

3.	$21,250 of my outstanding Director’s fees of $56,250, with the balance of $35,000 to be used to pay for the option in Paragraph B. 2. below.

4.	$240,000, representing the payment to exercise the option granted by Slope County Oil Company to Coastal to buy the Red River leases, which leases were assigned to me by Slope County Oil Company.

5.	$11,600 due for my fees for June, 2009.

6.
A release for any other monies due to me from Coastal and CCO for payment of annual rentals, work and effort by me as a Director and Officer, and including all past fundraising efforts on their behalf.

B. Coastal and CCO will provide the following considerations to me:

1.	14,400,000 shares of restricted CCO common stock granted to me (Robert J. Angerer, Sr.).

2.	A three month option to fund Coastal and CCO along the lines of the Lion Share Capital deal (the Initial Option):

a.
Two deals have been approved by the Board for funding, but neither was consummated: the Lion Share Capital deal; and the KBAM Partnership deal. The better deal for Coastal and CCO was the Lion Share deal where the funding source only received 36% of the upside of drilling in North Dakota and Montana (net revenues and net sales of all production and properties) and 20% of other Coastal operations, as well as the return of its capital. The terms of this Letter Agreement are better for Coastal and CCO than the Lion Share Capital deal because that deal required a note earning 12% interest and a secured interest on all assets. The terms of this Letter Agreement are better than the KBAM Partnership deal because the equity percentage there was 70% on wells drilled.

b.	The Initial Option is for three months, with one extension for three months if I elect, by paying $50,000 cash to CCO.

c.
During the Initial Option period (including the extension), I may exercise the Initial Option by paying the sum of $3 Million, to be used one half for Coastal and CCO operations and one half to drill the first Coastal Lodgepole Reef prospect in Slope County, North Dakota. For this payment I will earn 20% of Coastal common stock and 1/7 of 36% of the upside from Montana and North Dakota operations (the Upside Interest).

Subsequent Options:

d.
Within three months after exercising the Initial Option, I may elect to pay the sum of $3 Million, to be used to drill the second Lodgepole Reef prospect in Slope County, North Dakota and to conduct operations on the Montana Starbuck East prospect. For this payment I will earn 2/7 of 36% of the upside from Montana and North Dakota operations.

e.
Within six months after exercising the Initial Option, I may elect to pay the sum of $3 Million, to be used to drill the third Lodgepole Reef prospect in Slope County, North Dakota and to conduct operations on the Montana Starbuck East prospect, and for other operations of Coastal and CCO. For this payment I will earn 2/7 of 36% of the upside from Montana and North Dakota operations.

f.
Within nine months after exercising the Initial Option, I may elect to pay a final sum of $3 Million, to be used for operations of Coastal and CCO. For this final payment I will earn 2/7 of 36% of the upside from Montana and North Dakota operations.

3.	The cash paid to CCO shall be used first to pay those Coastal and CCO payables listed on the attached schedule, and to the extent that there are remaining funds, used for other company purposes.

4.
In the event that Coastal or CCO plans to sell stock other than in a public offering, they shall give me the right of first refusal for fourteen days, to purchase the stock on the same terms and conditions as those being offered, after notice to me of the terms and conditions.

5.
In the event that during the Initial Option period, and extension, and prior to an exercise of the Initial Option, a bona fide better offer is made than is contained in the Initial Option to capitalize Coastal and CCO, I will have either the option to take the better deal myself or release the Initial Option to that party in return for repayment of all my Initial Option costs, consisting of the $35,000 of unpaid Director’s fees and the $50,000 cash paid for the extension, if it has been made by me.

6.
After exercise by me of the Initial Option, if a bona fide better offer is made than is contained in the remaining Subsequent Options to capitalize Coastal and CCO, I will have the right to take the better deal myself for a period of fourteen days. If I decline to take the better deal, I shall be entitled to the Upside Interests earned up to that point, but I shall have no right to the exercise of any further Subsequent Options or Upside Interests therefrom.

C. I will tender my resignation as an officer of Coastal and CCO and as general counsel to Coastal and CCO. I will not resign as a Director and Chairman of the Board of Directors of Coastal and CCO.

If these terms are acceptable to Coastal and CCO please indicate by signing the statement below and returning a signed copy with a board resolution authorizing your signature of the statement and this Letter of Intent. Of course I will in no way participate in any capacity in the decision of Coastal or CCO on this matter.

I do plan to exercise the option to keep Coastal and CCO alive and to drill the wells in North Dakota and Montana. I look forward to other opportunities that Coastal and CCO may have in the future.

Sincerely, /s/ Robert J. Angerer, Sr. Robert J. Angerer, Sr.

Coastal and CCO agree with the terms of this Letter of Intent.

Coastal Petroleum Company

/s/ Phillip W. Ware
By: Phillip W. Ware, President

Coastal Caribbean Oils & Minerals, LTD

/s/ Phillip W. Ware
By: Phillip W. Ware, President